Exhibit 5.1

                                  November 13, 1996



          United States Filter Corporation
          40-004 Cook Street
          Palm Desert, California  92211


                       Re:  Registration Statement on Form S-8

          Ladies and Gentlemen:

               I am general counsel of United States Filter Corporation (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 1,125,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be offered from time to time to certain officers, employees and directors of the Company pursuant to the terms of the Company's 1991 Employee Stock Option Plan, as amended, and 1991 Directors Stock Option Plan, as amended (together, the "Plans"), and which may be sold by such officers, employees and directors from time to time hereafter.

               I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plans and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

               Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance and, when issued upon exercise of options granted under the Plans and pursuant to the terms of the Plans, will be legally and validly issued, fully paid and nonassessable.

                    I hereby consent to the filing of this opinion as
          Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,


                                   /s/ Damian C. Georgino, Esq.